PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JUNE 12, 2000                     REGISTRATION NO. 333-38782

                                4,546,869 Shares
                        VITESSE SEMICONDUCTOR CORPORATION
                                  Common Stock

     This Prospectus Supplement supplements our Prospectus dated June 7, 2000 and effective on June 12, 2000 relating to the public offering, which is not being underwritten, and sale by certain of our stockholders or by pledgees that receive such shares in a non-sale related transfer (the "Selling Stockholders") of up to 4,546,869 shares of our Common Stock (the "Shares"). The Shares were initially issued in connection with our acquisition of Orologic, Inc. on March 31, 2000. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING STOCKHOLDERS

     The information contained in the table appearing on pages 7 and 8 of the Prospectus under the heading "Selling Stockholders" is hereby amended to add the following information:


                                                               Percent of                                      Percent of
                                                 Shares       Outstanding                   Shares Owned      Outstanding
                                              Beneficially      Vitesse         Shares         After            Vitesse
 Name of Beneficial Owner                     Owned (1)(2)     Stock (3)      Offered (4)    Offering (4)     Stock (3)(4)
------------------------                      ------------    -----------     ----------     ------------     ------------
Bear Stearns International Limited as
pledgee/selling stockholder, selling
through Bear, Stearns & Co. Inc.(5)         632,876             *               632,876           --               --

                                            632,876             *               632,876           --               --
                                            =======                             =======         =======          =======

________________
*Represents less than 1% of the outstanding shares of Common Stock.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d_3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right.

(2) For each stockholder listed above, approximately 11.21% of the shares listed are held in escrow for such stockholder's account agent pursuant to the Agreement and Plan of Merger and Reorganization. Unless subject to a claim for indemnification by Vitesse, or reacquired by Vitesse as a result of the resolution of such a claim, the shares held in escrow will be released to the Selling Stockholders on March 31, 2001.

(3) Based on the number of shares of Vitesse common stock outstanding as of November 30, 2000.

(4)  Assumes the sale of all shares offered hereby.

(5) The shares beneficially owned were pledged by Alliance Semiconductor Corporation to Bear, Stearns International Limited, as pledgee/selling stockholder, and will be sold by the selling stockholder through Bear, Stearns & Co. Inc.


           The date of this Prospectus Supplement is January 31 2001.